MANAGEMENT'S REPORT
Gulf Power Company 1999 Annual Report


The management of Gulf Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

   The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

   The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

   The audit committee of the board of directors, composed of directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

   Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

   In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Gulf Power Company in conformity with generally accepted accounting principles.




/s/Travis J. Bowden
Travis J. Bowden
President
and Chief Executive Officer


/s/Arlan E. Scarbrough
Arlan E. Scarbrough
Chief Financial Officer


February 16, 2000

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Gulf Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Gulf Power Company (a Maine corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1999 and 1998, and the related statements of income, common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements (pages 11-26) referred to above present fairly, in all material respects, the financial position of Gulf Power Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/s/Arthur Andersen LLP
Atlanta, Georgia
February 16, 2000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Gulf Power Company 1999 Annual Report


RESULTS OF OPERATIONS

Earnings

Gulf Power Company's 1999 net income after dividends on preferred stock was $53.7 million, a decrease of $2.8 million from the previous year. In 1998, earnings were $56.5 million, down $1.1 million when compared to 1997. The decrease in earnings in 1999, as well as 1998, was primarily a result of higher expenses than in the prior year.

Revenues

Operating revenues increased in 1999 and 1998 when compared to 1998 and 1997, respectively. The following table summarizes the factors impacting operating revenues for the past three years:

                                      Increase (Decrease)
                                        From Prior Year
                             ---------------------------------------
                                  1999        1998         1997
                             ---------------------------------------
                                         (in thousands)
Retail --
   Growth and
     price change              $10,348     $15,021      $ 4,005
   Weather                      (7,879)      6,656       (5,277)
   Regulatory cost
     recovery and other          1,173     (34,179)      (7,837)
--------------------------------------------------------------------
Total retail                     3,642     (12,502)      (9,109)
--------------------------------------------------------------------
Sales for resale--
   Non-affiliates                  461      (1,804)         496
   Affiliates                   23,468      25,882       (1,002)
--------------------------------------------------------------------
Total sales for resale          23,929      24,078         (506)
Other operating
   revenues                     (3,990)     13,086        1,106
--------------------------------------------------------------------
Total operating
   revenues                    $23,581     $24,662      $(8,509)
====================================================================
Percent change                     3.6%        3.9%        (1.3)%
--------------------------------------------------------------------

   Retail revenues of $512.8 million in 1999 increased $3.6 million, or 0.7 percent, from the prior year due primarily to an increase in the number of retail customers served by the Company. Retail revenues for 1998 decreased $12.5 million, or 2.4 percent, when compared to 1997 due primarily to the recovery of lower fuel costs. The price per ton of coal, which is the Company's primary fuel source, was lower in 1998 as the costs related to prior year coal contract renegotiations were fully amortized and a major coal contract price was reduced. See Note 5 to the financial statements under "Fuel Committments" for further information.

   The 1999 increase in regulatory cost recovery and other retail revenues over 1998 is primarily attributable to the recovery of increased purchased power capacity costs. The 1998 decrease in regulatory cost recovery and other retail revenues over 1997 is primarily attributable to decreased fuel costs as mentioned previously. Regulatory cost recovery and other includes recovery provisions for fuel expense and the energy component of purchased power costs; energy conservation costs; purchased power capacity costs; and environmental compliance costs. The recovery provisions generally equal the related expenses and have no material effect on net income. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further information.

   Sales for resale were $128.5 million in 1999, an increase of $24 million, or 23 percent, over 1998 primarily due to additional energy sales to affiliated companies, which is discussed below. Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components under these long-term contracts were as follows:

                             1999         1998          1997
                     ----------------------------------------
                                     (in thousands)
Capacity                  $19,792      $22,503       $24,899
Energy                     20,251       14,556        18,160
-------------------------------------------------------------
Total                     $40,043      $37,059       $43,059
=============================================================

   Declining capacity revenues are due primarily to the decline in net plant investment related to these sales. In addition, the decline in 1999 reflects a reduction in the authorized rate of return on the equity component of the investment.

   Sales to affiliated companies vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have little impact on earnings.

   Other operating revenues decreased in 1999 and increased in 1998 due primarily to adjustments to reflect differences between recoverable costs and

Gulf Power Company 1999 Annual Report


the amounts actually reflected in current rates. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further discussion.

Energy Sales

   Kilowatt-hour sales for 1999 and the percent changes by year were as follows:

                         KWH               Percent Change
                     ------------- -------------------------------
                         1999         1999     1998       1997
                     ------------- -------------------------------
                       (millions)

Residential                 4,471      0.8%     7.7%      (1.0)%
Commercial                  3,223      3.6      7.4        3.2
Industrial                  1,846      0.7     (3.7)       5.3
Other                          19      0.0      4.7        1.6
                     -------------
Total retail                9,559      1.7      5.2        1.6
Sales for resale
   Non-affiliates           1,562     16.4    (12.4)      (0.2)
   Affiliates               2,512     42.9    107.3       19.5
                     -------------
Total                      13,633      9.0     10.5        2.5
==================================================================

   In 1999, total retail energy sales increased due to increases from 1998 in the number of residential, commercial and industrial customers. Total energy sales increased in 1998 when compared to 1997 due to higher temperatures when compared to the milder-than-normal temperatures in 1997 and due to increases in the number of residential and commercial customers. The decrease in industrial energy sales in 1998 when compared to 1997 primarily reflects the shut down of a major industrial customer's plant site and temporary production delays of other industrial customers. See "Future Earnings Potential" for information on the Company's initiatives to remain competitive and to meet conservation goals set by the Florida Public Service Commission (FPSC).

   An increase in energy sales for resale to non-affiliates of 16.4 percent in 1999 when compared 1998 and a decrease of 12.4 percent in 1998 when compared to 1997 are primarily related to unit power sales under long-term contracts to other Florida utilities and bulk power sales under short-term contracts to other non-affiliated utilities. Energy sales to affiliated companies vary from year to year as mentioned previously.

Expenses

Total operating expenses in 1999 increased $26.8 million, or 5.1 percent, over the amount recorded in 1998 due primarily to higher fuel and purchased power expenses, offset by lower other operation expenses. In 1998, total operating expenses increased $26.5 million, or 5.3 percent, from 1997. The increase was due primarily to higher fuel, purchased power, and maintenance expenses offset by lower other operation expenses.

   Fuel expenses in 1999, when compared to 1998, increased $11.5 million, or 5.9 percent. In 1998, fuel expenses increased $16.6 million, or 9.2 percent, when compared to 1997. The increases were the result of increased generation resulting from a higher demand for energy, while average fuel costs decreased as noted below.

   Purchased power expenses increased in 1999 by $13.2 million, or 30.2 percent, over 1998 and purchased power expenses for 1998 increased over 1997 by $6.9 million, or 18.8 percent, due to a higher demand for energy in both years.

   The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                          1999       1998       1997
                                      -------------------------------
Total generation
   (millions of kilowatt-hours)         13,095     11,986     10,435
Sources of generation
   (percent)
   Coal                                   97.4       98.0       99.6
   Oil and gas                             2.6        2.0        0.4
Average cost of fuel per net
   kilowatt-hour generated
   (cents)--                              1.60       1.69       1.99
---------------------------------------------------------------------

   Other operation expenses decreased $4.3 million, or 3.6 percent, in 1999 from the 1998 level and $7.3 million, or 5.7 percent, in 1998 from the 1997 level due to a decrease in the amortization costs of prior year payments related to renegotiations of coal supply contracts. The 1998 decrease was partially offset by higher implementation costs of a new customer accounting system, increased costs related to the Year 2000 program and an increase in the accrual to the accumulated provision for property damage.

Gulf Power Company 1999 Annual Report


   Depreciation and amortization expense increased $5.5 million, or 9.2 percent, in 1999 when compared to 1998 due primarily to a reduction in the amortization of gains from the 1998 sale of emission allowances.

   Maintenance expenses in 1998 increased by $9.3 million, or 19.4 percent, over 1997 due primarily to scheduled maintenance at Plant Crist and Plant Smith and increased transmission and distribution maintenance.

   Interest on long-term debt in 1999 increased $1.7 million, or 8.4 percent, when compared to 1998 due primarily to two first mortgage bonds maturing in 1998 and being replaced by senior notes at a slightly higher interest rate, and the issuance of $50 million of senior notes in August 1999. In 1998, interest on long-term debt decreased $2.0 million, or 9.1 percent, from 1997 mostly due to a decrease in interest expense on pollution control bonds refinanced in 1997 and two long-term bank notes that matured in 1998. This decrease was partially offset by an increase in interest due to the replacement in 1998 of the two maturing first mortgage bonds with senior notes at a slightly higher interest rate.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its cost of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plant with long economic lives. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a potentially less regulated and more competitive environment.

   Gulf Power currently operates as a vertically integrated utility providing electricity to customers within its traditional service area located in northwest Florida. Prices for electricity provided by the Company to retail customers are set by the FPSC.

   Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area. In early 1999, the FPSC Staff and the Company became involved in serious discussions primarily related to reducing the Company's authorized rate of return. On October 1, 1999 the Office of Public Counsel, the Coalition for Equitable Rates, the Florida Industrial Power Users Group, and the Company jointly filed a petition to resolve the issues. The stipulation included a reduction to retail base rates of $10 million annually and provides for revenues to be shared within set ranges for 1999 through 2002. Customers would receive two-thirds of any revenue within the ranges and the Company would retain one-third. For calendar year 2000, the Company's retail base rate revenues in excess of $352 million up to $368 million will be shared between the Company and its retail customers on the one-third/two-thirds basis. Retail base rate revenues above $368 million for calendar year 2000 will be refunded to the Company's customers. These set ranges increase gradually until the expiration of the plan. The Sharing Plan will be in place until the earlier of the in-service date of Smith Unit 3 or December 31, 2002. The parties could not agree on the appropriate Return on Equity (ROE). Consequently, the Company filed a request to prospectively reduce its authorized ROE range from 11 to 13 percent to 10.5 to 12.5 percent in order to help ensure that the FPSC would approve the stipulation. Both the stipulation and the ROE request were approved by the Commission on October 5, 1999, with an effective date of November 4, 1999.

   The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access the Company's

Gulf Power Company 1999 Annual Report


transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for industrial and commercial customers and sell energy generation to other utilities. The Company has and will continue to evaluate opportunities to partner and participate in profitable cogeneration projects. In 1998, partnering with one of the Company's largest industrial customers, construction was completed on 15 megawatts of Company-owned cogeneration on the customer's plant site. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale sales in the southeastern power markets.

   Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry continues to change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been or are being discussed in Florida, none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. The inability of the Company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on financial condition and results of operation. The Company is attempting to minimize or reduce its cost exposure.

   Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, if the Company does not remain a low-cost producer and provide quality service, the Company's energy sales growth could be limited, and this could significantly erode earnings.

   In 1996, the FPSC approved a new optional Commercial/Industrial Service Rider
(CISR), which is applicable to the rate schedules for the Company's largest existing and potential customers who are able to show they have viable alternatives to purchasing the Company's energy services. The CISR, approved as a pilot program, provides the flexibility needed to enable the Company to offer its services in a more competitive manner to these customers. The publicity of the CISR ruling, increased competitive pressures, and general awareness of customer choice pilots and proposals across the country have stimulated interest on the part of customers in custom tailored offerings. The Company has participated in one-on-one discussions with many of these customers, and has negotiated and executed two Contract Service Agreements within the CISR pilot program. The pilot program ends in September of 2000 and the company is currently reviewing its options.

   Every five years the FPSC establishes numeric demand side management goals. The Company proposed numeric goals for the ten-year period from 2000 to 2009. The proposed goals consisted of the total, cost-effective winter and summer peak demand (kilowatts) and annual energy (kilowatt-hour) savings reasonably achievable from demand side management for the residential and commercial/industrial classes. The Company submitted its 2000 Demand Side Management Plan to the FPSC on December 29, 1999. The plan describes the Company's proposed programs it will employ to reach the numeric goals. The plan relies heavily on innovative pricing and energy efficient construction. The FPSC is expected to issue its final order on the Company's 2000 Demand Side Management Plan in mid-April 2000.

   On December 20, 1999, the Federal Energy Regulatory Commission (FERC) issued its final rule on Regional Transmission Organizations (RTOs). The order encourages utilities owning transmission systems to form RTOs on a voluntary basis. To facilitate the development of RTOs, the FERC will convene regional conferences for utilities, customers, and other members of the public to discuss the formation of RTOs. In addition to participating in the regional conferences, utilities owning transmission systems, including Southern Company, are required to make a filing by October 15, 2000. The filing must contain either a proposal for RTO participation or a description of the efforts made to participate in an RTO, the reasons for non-participation, any obstacles to participation, and any

Gulf Power Company 1999 Annual Report


plans for further work toward participation. The RTOs that are proposed in the filings should be operational by December 15, 2001. Southern Company is evaluating this issue and formulating its response. The outcome of this matter cannot now be determined.

   Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters." Also, Florida legislation adopted in 1993 that provides for recovery of prudent environmental compliance costs is discussed in Note 3 to the financial statements under "Environmental Cost Recovery."

   The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

Exposure to Market Risks

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statements as incurred. At December 31, 1999, exposure from these activities was not material to the Company's financial position, results of operations, or cash flows. Also, based on the Company's overall interest rate exposure at December 31, 1999, a near-term 100 basis point change in interest rates would not materially affect the Company's financial statements.

New Accounting Standards

The FASB has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by January 1, 2001. This statement establishes accounting and reporting standards for derivative instruments - including certain derivative instruments embedded in other contracts - and for hedging activities. Adoption of this statement is not expected to have a material impact on the Company's financial statements.

Year 2000 Challenge

The work undertaken by the Company to ensure that all critical computer systems and other date sensitive devices would function correctly in the Year 2000 was successful. There were no material incidents reported and no disruption of electric service within the service area of the Company. There were no reports of significant events regarding third parties that impacted revenues or expenses.

   The Company's original projected total costs for Year 2000 readiness were approximately $5 million. Final projected costs were also $5 million with no material costs remaining to be spent in 2000. From its inception through December 31, 1999, the Year 2000 program costs, recognized primarily as expense, amounted to $5 million, of which $2 million was recorded in 1999.

FINANCIAL CONDITION

Overview

The Company's financial condition continues to be very solid. During 1999, gross property additions were $69.8 million. Funds for the property additions were provided by operating activities. See the Statements of Cash Flows for further details.

Financing Activities

In 1999, the Company sold $50 million of senior notes and long-term bank notes totaling $27 million were retired. The remaining proceeds from this issuance were used to reduce short-term borrowing requirements. See the Statements of Cash Flows for further details.

   Composite financing rates for the years 1997 through 1999 as of year end were as follows:

Gulf Power Company 1999 Annual Report


                                       1999      1998      1997
                                    -----------------------------
Composite interest rate on
  long-term debt                        6.0%      6.1%      5.9%
Composite rate on
  trust preferred securities            7.3%      7.3%      7.6%
Composite preferred stock
  dividend rate                         5.1%      5.1%      6.1%
-----------------------------------------------------------------

   The composite interest rate on long-term debt decreased in 1999 primarily due to lower interest rates on variable rate pollution control bonds.

Capital Requirements for Construction

The Company's gross property additions, including those amounts related to environmental compliance, are budgeted at $428 million for the three years beginning in 2000 ($106 million in 2000, $232 million in 2001, and $90 million in 2002). These amounts include $198.8 million for the years 2000 through 2002 for the estimated cost of a 574 megawatt combined cycle gas unit to be located in the eastern portion of its service area. The unit is expected to have an in-service date of June 2002. The remaining property additions budget is primarily for maintaining and upgrading transmission and distribution facilities and generating plants. Actual construction costs may vary from this estimate because of changes in such factors as: business conditions; environmental regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

Other Capital Requirements

The Company will continue to retire higher-cost debt and preferred securities and replace these securities with lower-cost capital as market conditions and terms of the instruments permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected the Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

   Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I compliance totaled approximately $300 million for Southern Company, including approximately $42 million for Gulf Power.

   For Phase II sulfur dioxide compliance, Southern Company currently uses emission allowances and increased fuel switching. Also, equipment to control nitrogen oxide emissions was installed on additional system fossil-fired units as required to meet Phase II limits and ozone non-attainment requirements. Compliance for Phase II and initial ozone non-attainment requirements increased total estimated construction expenditures by approximately $105 million. Phase II compliance is not expected to have a material impact on Gulf Power.

   Following adoption of legislation in April of 1992 allowing electric utilities in Florida to seek FPSC approval of their Clean Air Act Compliance Plans, Gulf Power filed its petition for approval. The FPSC approved the Company's plan for Phase I compliance, deferring until a later date approval of its Phase II Plan.

   In 1993, the Florida Legislature adopted legislation that allows a utility to petition the FPSC for recovery of prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. The legislation is discussed in Note 3 to the financial statements under "Environmental Cost Recovery." Substantially all of the costs for the Clean Air Act and other new environmental legislation discussed below are expected to be recovered through the Environmental Cost Recovery Clause.

   In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. In September 1998, the EPA issued the final regional nitrogen oxide reduction rule to the states for implementation. The final rule affects 22 states, including Alabama and Georgia.

Gulf Power Company 1999 Annual Report


See Note 6 to the financial statements under "Joint Ownership Agreements" related to the Company's ownership interest in Georgia Power's Plant Scherer Unit No. 3. The EPA's July 1997 standards and the September 1998 rule are being challenged in the courts by several states and industry groups. Implementation of the final state rules for these three initiatives could require substantial further reductions in nitrogen oxide and sulfur dioxide emissions from fossil-fired generating facilities and other industries in these states. Additional compliance costs and capital expenditures resulting from the implementation of these rules and standards cannot be determined until the results of legal challenges are known, and the states have adopted their final rules.

   The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: nitrogen oxide emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of any new standards will depend on the development and implementation of applicable regulations.

   On November 3, 1999, the EPA brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, including the five facilities mentioned previously and the Company's Plants Crist and Scherer. See Note 6 to the financial statements under "Joint Ownership Agreements" related to the Company's ownership interest in Georgia Power's Plant Scherer Unit No. 3. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. Southern Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The
Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

   Gulf Power must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur substantial costs to clean up properties. The Company conducts studies to determine the extent of any required cleanup costs and has recognized in the financial statements costs to clean up known sites. For additional information, see Note 3 to the financial statements under "Environmental Cost Recovery."

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

   Compliance with possible additional legislation related to global climate change, electric and magnetic fields, and other environmental health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electric and magnetic fields.

Gulf Power Company 1999 Annual Report


Sources of Capital

At December 31, 1999, the Company had approximately $15.8 million of cash and cash equivalents and $41.5 million of unused committed lines of credit with banks to meet its short-term cash needs. Refer to the Statements of Cash Flows for details related to the Company's financing activities. See Note 5 to the financial statements under "Bank Credit Arrangements" for additional information.

   The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. In this regard, the Company sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness it may incur.

   If the Company chooses to issue first mortgage bonds or preferred stock, it is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter. The Company's ability to satisfy all coverage requirements is such that it could issue new first mortgage bonds and preferred stock to provide sufficient funds for all anticipated requirements.

Cautionary Statement Regarding Forward-Looking
Information

The Company's 1999 Annual Report contains forward-looking and historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking information. Accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies -- including acquisitions or dispositions of assets or internal restructuring -- that may be pursued by the company; state and federal rate regulation; changes in or application of environmental and other laws and regulations to which the company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports -- including Form 10-K -- filed from time to time by the Company with the Securities and Exchange Commission.

STATEMENTS OF INCOME
For the Years Ended December 31, 1999, 1998, and 1997
Gulf Power Company 1999 Annual Report

-----------------------------------------------------------------------------------------------------------
                                                         1999                 1998                1997
-----------------------------------------------------------------------------------------------------------
                                                                       (in thousands)
Operating Revenues:
Retail sales                                             $512,760             $509,118            $521,619
Sales for resale --
  Non-affiliates                                           62,354               61,893              63,697
  Affiliates                                               66,110               42,642              16,760
Other revenues                                             32,875               36,865              23,780
-----------------------------------------------------------------------------------------------------------
Total operating revenues                                  674,099              650,518             625,856
-----------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                    209,031              197,462             180,843
  Purchased power --
    Non-affiliates                                         46,332               29,369              11,938
    Affiliates                                             10,703               14,445              24,955
Other                                                     114,670              119,011             126,266
Maintenance                                                57,830               57,286              47,988
Depreciation and amortization                              64,589               59,129              57,874
Taxes other than income taxes                              51,782               51,462              51,775
-----------------------------------------------------------------------------------------------------------
Total operating expenses                                  554,937              528,164             501,639
-----------------------------------------------------------------------------------------------------------
Operating Income                                          119,162              122,354             124,217
Other Income (Expense):
Interest income                                             1,771                  931               1,203
Other, net                                                 (1,357)              (2,339)               (992)
-----------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                 119,576              120,946             124,428
-----------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                 21,375               19,718              21,699
Interest on notes payable                                   2,371                1,190                 891
Amortization of debt discount, premium and expense, net     1,989                2,100               2,281
Other interest charges                                      1,126                2,548               2,076
Distributions on preferred securities of subsidiary         6,200                6,034               2,804
-----------------------------------------------------------------------------------------------------------
Total interest charges and other, net                      33,061               31,590              29,751
-----------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                               86,515               89,356              94,677
Income taxes (Note 8)                                      32,631               32,199              33,450
-----------------------------------------------------------------------------------------------------------
Net Income                                                 53,884               57,157              61,227
Dividends on Preferred Stock                                  217                  636               3,617
-----------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock            $ 53,667             $ 56,521            $ 57,610
===========================================================================================================

The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1999, 1998, and 1997
Gulf Power Company 1999 Annual Report

------------------------------------------------------------------------------------------------------------------------------------
                                                                        1999                 1998                1997
--------------------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)
Operating Activities:
Net income                                                             $  53,884            $  57,157           $  61,227
Adjustments to reconcile net income
 to net cash provided from operating activities --
     Depreciation and amortization                                        68,721               69,633              72,860
     Deferred income taxes and investment tax credits, net                (6,609)              (4,684)             (7,047)
     Other, net                                                            3,735                3,463               4,831
     Changes in certain current assets and liabilities --
        Receivables, net                                                 (10,484)              11,308                (692)
        Fossil fuel stock                                                 (5,656)              (4,917)              9,056
        Materials and supplies                                            (2,063)                 609               1,618
        Accounts payable                                                  (2,023)                 823               1,398
        Other                                                              7,030              (18,471)             22,296
--------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                              106,535              114,921             165,547
--------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                 (69,798)             (69,731)            (54,289)
Other                                                                     (8,856)               5,990                 509
--------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                   (78,654)             (63,741)            (53,780)
--------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                                 23,500              (15,500)             22,000
Proceeds --
   Other long-term debt                                                   50,000               50,000              60,930
   Preferred securities                                                        -               45,000              40,000
   Capital contributions from parent company                               2,294                  522                   -
Retirements --
   First mortgage bonds                                                        -              (45,000)            (25,000)
   Other long-term debt                                                  (27,074)              (8,326)            (56,902)
   Preferred stock                                                             -               (9,455)            (75,911)
Payment of preferred stock dividends                                        (271)                (792)             (5,370)
Payment of common stock dividends                                        (61,300)             (67,200)            (64,600)
Other                                                                       (246)              (4,167)             (3,014)
--------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                   (13,097)             (54,918)           (107,867)
--------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                   14,784               (3,738)              3,900
Cash and Cash Equivalents at Beginning of Period                             969                4,707                 807
--------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                             $  15,753             $    969           $   4,707
==========================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
   Interest (net of amount capitalized)                                  $27,670              $28,044             $26,558
   Income taxes (net of refunds)                                          29,462               38,782              36,010
--------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 1999 and 1998
Gulf Power Company 1999 Annual Report

---------------------------------------------------------------------------------------------------------------------
Assets                                                                                 1999                     1998
---------------------------------------------------------------------------------------------------------------------
                                                                                              (in thousands)

Current Assets:
Cash and cash equivalents                                                          $ 15,753                    $ 969
Receivables --
  Customer accounts receivable                                                       55,108                   49,067
  Other accounts and notes receivable                                                 4,325                    3,514
  Affiliated companies                                                                7,104                    3,442
  Accumulated provision for uncollectible accounts                                   (1,026)                    (996)
Fossil fuel stock, at average cost                                                   29,869                   24,213
Materials and supplies, at average cost (Note 1)                                     30,088                   28,025
Regulatory clauses under recovery (Note 1)                                           11,611                    9,737
Other                                                                                 5,354                    9,725
---------------------------------------------------------------------------------------------------------------------
Total current assets                                                                158,186                  127,696
---------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service (Notes 1 and 6)                                                        1,853,664                1,809,901
Less accumulated provision for depreciation                                         821,970                  784,111
---------------------------------------------------------------------------------------------------------------------
                                                                                  1,031,694                1,025,790
Construction work in progress                                                        34,164                   34,863
---------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                              1,065,858                1,060,653
---------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                        1,481                      588
---------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 8)                                    25,264                   25,308
Prepaid pension costs (Note 2)                                                       17,734                   13,770
Debt expense, being amortized                                                         2,526                    2,565
Premium on reacquired debt, being amortized                                          17,360                   18,883
Other                                                                                20,086                   18,438
---------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                              82,970                   78,964
---------------------------------------------------------------------------------------------------------------------
Total Assets                                                                     $1,308,495               $1,267,901
=====================================================================================================================
The accompanying notes are an integral part of these balance sheets.

BALANCE SHEETS
At December 31, 1999 and 1998
Gulf Power Company 1999 Annual Report

----------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholder's Equity                                                    1999                     1998
----------------------------------------------------------------------------------------------------------------------
                                                                                               (in thousands)

Current Liabilities:
Securities due within one year (Note 10)                                          $        -               $   27,000
Notes payable                                                                         55,000                   31,500
Accounts payable --
  Affiliated                                                                          14,878                   19,756
  Other                                                                               22,581                   23,697
Customer deposits                                                                     12,778                   12,560
Taxes accrued --
  Income taxes                                                                         4,889                        -
  Other                                                                                7,707                    7,432
Interest accrued                                                                       9,255                    5,184
Vacation pay accrued                                                                   4,199                    4,035
Other                                                                                  4,961                   10,051
----------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                            136,248                  141,215
----------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                                         367,449                  317,341
----------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                           162,776                  166,118
Deferred credits related to income taxes (Note 8)                                     49,693                   52,465
Accumulated deferred investment tax credits                                           27,712                   29,632
Employee benefits provisions                                                          31,735                   28,594
Other                                                                                 21,333                   15,648
----------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                         293,249                  292,457
----------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
 securities of subsidiary trusts holding company junior
 subordinated notes (See accompanying statements)                                     85,000                   85,000
----------------------------------------------------------------------------------------------------------------------
Preferred stock (See accompanying statements)                                          4,236                    4,236
----------------------------------------------------------------------------------------------------------------------
Common stockholder's equity (See accompanying statements)                            422,313                  427,652
----------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                                        $1,308,495               $1,267,901
======================================================================================================================
The accompanying notes are an integral part of these balance sheets.


STATEMENTS OF CAPITALIZATION
At December 31, 1999 and 1998
Gulf Power Company 1999 Annual Report

------------------------------------------------------------------------------------------------------------------------------
                                                                    1999              1998             1999              1998
------------------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands)                (percent of total)
Long-Term Debt:
First mortgage bonds --

       Maturity                           Interest Rates
       ---------                          -------------
       July 1, 2003                       6.125%                $ 30,000          $ 30,000
       November 1, 2006                   6.50%                   25,000            25,000
       January 1, 2026                    6.875%                  30,000            30,000
------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                        85,000            85,000
------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       7.05% due August 15, 2004                                  50,000                 -
       7.50% due June 30, 2037                                    20,000            20,000
       6.70% due June 30, 2038                                    49,926            50,000
       Adjustable rate (5.72% at 1/1/99)
         due November 20, 1999                                         -            27,000
------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                    119,926            97,000
------------------------------------------------------------------------------------------------------------------------------
Other long-term debt --
       Pollution control revenue bonds --
         Collateralized with first mortgage bonds:
          5.25% to 6.30% due 2006-2026                            108,700           108,700
          Variable rate (3.70% at 1/1/00)
           due 2024                                                20,000            20,000
       Collateralized with other property:
         Variable rate (3.75% at 1/1/00)
           due 2022                                                40,930            40,930
------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                       169,630           169,630
------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                          (7,107)           (7,289)
------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
  requirement -- $22.5 million)                                  367,449           344,341
Less amount due within one year (Note 10)                              -            27,000
------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year              367,449           317,341            41.8%             38.0%
------------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
  Redeemable Preferred Securities: (Note 9)
$25 liquidation value --
  7.00%                                                           45,000            45,000
  7.625%                                                          40,000            40,000
------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $6.2 million)           85,000            85,000              9.7              10.2
------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$100 par value
  4.64% to 5.44%                                                   4,236             4,236
------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $0.2 million)                4,236             4,236
Less amount due within one year                                        -                 -
------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                         4,236             4,236              0.5               0.5
------------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity:
Common stock, without par value --
  Authorized and Outstanding -
    992,717 shares in 1999 and 1998                               38,060            38,060
  Paid-in capital                                                221,254           218,960
  Premium on preferred stock                                          12                12
Retained earnings (Note 11)                                      162,987           170,620
------------------------------------------------------------------------------------------------------------------------------
Total common stockholder's equity                                422,313           427,652             48.0              51.3
------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                            $878,998          $834,229           100.0%             100.0%
==============================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
For the Years Ended December 31, 1999, 1998, and 1997
Gulf Power Company 1999 Annual Report

-----------------------------------------------------------------------------------------------------------------------------

                                                                                  Premium on
                                                     Common         Paid-In       Preferred      Retained
                                                      Stock         Capital         Stock        Earnings          Total
-----------------------------------------------------------------------------------------------------------------------------
                                                                               (in thousands)

Balance at January 1, 1997                            $38,060        $218,437           $81        $179,180         $435,758
Net income after dividends on preferred stock               -               -             -          57,610           57,610
Cash dividends on common stock                              -               -             -         (64,600)         (64,600)
Other                                                       -               1           (69)             18              (50)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                           38,060         218,438            12         172,208          428,718
Net income after dividends on preferred stock               -               -             -          56,521           56,521
Capital contributions from parent company                   -             522             -               -              522
Cash dividends on common stock                              -               -             -         (57,200)         (57,200)
Other                                                       -               -             -            (909)            (909)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                           38,060         218,960            12         170,620          427,652
Net income after dividends on preferred stock               -               -             -          53,667           53,667
Capital contributions from parent company                   -           2,294             -               -            2,294
Cash dividends on common stock                              -               -             -         (61,300)         (61,300)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                          $38,060        $221,254           $12        $162,987         $422,313
=============================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Gulf Power Company 1999 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Gulf Power Company is a wholly owned subsidiary of Southern Company, which is the parent company of five integrated Southeast utilities, a system service company, Southern Communications Services (Southern LINC), Southern Company Energy Solutions, Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), and other direct and indirect subsidiaries. The integrated Southeast utilities -- Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric -- provide electric service in four states. Gulf Power Company provides electric service to the northwest panhandle of Florida. Contracts among the integrated Southeast utilities -- related to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power --are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Company Energy Solutions develops new business opportunities related to energy products and services. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Energy acquires, develops, builds, owns, and operates power production and delivery facilities and provides a broad range of energy-related services to utilities and industrial companies in selected countries around the world. Southern Energy businesses include independent power projects, integrated utilities, a distribution company, and energy trading and marketing businesses outside the southeastern United States.

   Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company is also subject to regulation by the FERC and the Florida Public Service Commission
(FPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the FPSC and the FERC. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates.

   Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Related-Party Transactions

The Company has an agreement with Southern Company Services, Inc. (a wholly owned subsidiary of Southern Company) under which the following services are rendered to the company at cost: general and design engineering, purchasing, accounting and statistical, finance and treasury, tax, information resources, marketing, auditing, insurance and pension, human resources, systems and procedures, and other services with respect to business and operations and power pool operations. Costs for these services amounted to $43 million, $40 million, and $36 million during 1999, 1998, and 1997, respectively.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to the following:

NOTES TO FINANCIAL STATEMENTS
Gulf Power Company 1999 Annual Report


                                              1999          1998
                                        --------------------------
                                             (in thousands)
Deferred income tax debits                 $25,264      $ 25,308
Deferred loss on reacquired
  debt                                      17,360        18,883
Environmental remediation                    5,745         7,076
Vacation pay                                 4,199         4,035
Regulatory clauses under (over)
  recovery, net                              8,486         3,700
Accumulated provision for
  property damage                           (5,528)       (1,605)
Deferred income tax credits                (49,693)      (52,465)
Other, net                                  (1,255)         (480)
------------------------------------------------------------------
 Total                                     $ 4,578      $  4,452
==================================================================

   In the event that a portion of the Company's operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Regulatory Cost Recovery Clauses

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its service area located in northwest Florida and to wholesale customers in the Southeast.

   The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. The Company has a diversified base of customers and no single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts averaged significantly less than 1 percent of revenues.

   Fuel costs are expensed as the fuel is used. The Company's retail electric rates include provisions to periodically adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. The Company also has similar retail cost recovery clauses for energy conservation costs, purchased power capacity costs, and environmental compliance costs. Revenues are adjusted monthly for differences between recoverable costs and amounts actually reflected in current rates.

Depreciation and Amortization

Depreciation of the original cost of plant in service is provided primarily by using composite straight-line rates, which approximated 3.8 percent in 1999 and 1998 and 3.6 percent in 1997. The increase in 1998 is attributable to new depreciation rates, which were approved by the FPSC in 1998. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Also, the provision for depreciation expense includes an amount for the expected cost of removal of facilities.

Income Taxes

The Company uses the liability method of accounting for income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property. The Company is included in the consolidated federal income tax return of Southern Company.

Property, Plant, and Equipment

Property, plant, and equipment is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

Temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Gulf Power Company 1999 Annual Report


Financial Instruments

The Company's financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                       Carrying          Fair
                                         Amount         Value
                                   ---------------------------
                                          (in thousands)
Long-term debt:
   At December 31, 1999                $367,449      $349,791
   At December 31, 1998                $344,341      $357,100
Capital trust preferred
securities:
   At December 31, 1999                 $85,000       $69,092
   At December 31, 1998                 $85,000       $89,400
--------------------------------------------------------------

   The fair values for long-term debt and preferred securities were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Provision for Injuries and Damages

The Company is subject to claims and suits arising in the ordinary course of business. As permitted by regulatory authorities, the Company provides for the uninsured costs of injuries and damages by charges to income amounting to $1.2 million annually. The expense of settling claims is charged to the provision to the extent available. The accumulated provision of $1.8 million and $1.3 million at December 31, 1999 and 1998, respectively, is included in other current liabilities in the accompanying Balance Sheets.

Provision for Property Damage

The Company provides for the cost of repairing damages from major storms and other uninsured property damages. This includes the full cost of storm and other damages to its transmission and distribution lines and the cost of uninsured damages to its generation and other property. The expense of such damages is charged to the provision account. At December 31, 1999 and 1998, the accumulated provision for property damage was $5.5 million and $1.6 million, respectively. In 1995, the FPSC approved the Company's request to increase the amount of its annual accrual to the accumulated provision for property damage account from $1.2 million to $3.5 million and approved a target level for the accumulated provision account between $25.1 and $36.0 million. The FPSC has also given the Company the flexibility to increase its annual accrual amount above $3.5 million, when the Company believes it is in a position to do so. The Company accrued $5.5 million in 1999 and $6.5 million in 1998 to the accumulated provision for property damage. The Company charged $1.6 million to the provision account in 1999. Charges to the provision account during 1998 totaled $4.2 million, which included $3.4 million related to Hurricane Georges.

2.  RETIREMENT BENEFITS

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Trusts are funded to the extent required by the Company's regulatory commissions. The measurement date for plan assets and obligations is September 30 for each year.

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                            Projected
                                       Benefit Obligations
                                    ---------------------------
                                          1999           1998
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $143,012      $130,794
Service cost                              4,490         4,107
Interest cost                             9,440         9,572
Benefits paid                            (6,862)       (6,663)
Actuarial loss (gain) and
      employee transfers                 (8,113)        5,202
---------------------------------------------------------------
Balance at end of year                 $141,967      $143,012
===============================================================

Gulf Power Company 1999 Annual Report


                                           Plan Assets
                                    ---------------------------
                                        1999          1998
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year          $212,934       $222,196
Actual return on plan assets            35,971          1,310
Benefits paid                           (6,862)        (6,663)
Employee transfers                        (558)        (3,909)
---------------------------------------------------------------
Balance at end of year                $241,485       $212,934
===============================================================

   The accrued pension costs recognized in the Balance Sheets were as follows:

                                           1999          1998
---------------------------------------------------------------
                                          (in thousands)
Funded status                           $99,518       $ 69,922
Unrecognized transition
  obligation                             (4,323)        (5,043)
Unrecognized prior
  service cost                            4,495          4,869
Unrecognized net gain                   (81,956)       (55,978)
---------------------------------------------------------------
Prepaid asset recognized
  in the Balance Sheets                 $17,734        $13,770
===============================================================

    Components of the pension plan's net periodic cost were as follows:

                                1999         1998         1997
-----------------------------------------------------------------
Service cost                  $4,490     $  4,107     $  3,897
Interest cost                  9,440        9,572        9,301
Expected return on
  plan assets                (15,968)     (14,827)     (13,675)
Recognized net gain           (1,579)      (1,891)      (1,656)
Net amortization                (347)        (347)        (347)
-----------------------------------------------------------------
Net pension income          $(3,964)      $(3,386)    $ (2,480)
=================================================================

Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                            Accumulated
                                        Benefit Obligations
                                    ---------------------------
                                           1999          1998
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year            $49,303       $39,669
Service cost                              1,087           946
Interest cost                             3,261         3,123
Benefits paid                            (1,177)       (1,068)
Actuarial (loss) gain and
  employee transfers                     (4,464)        3,614
Amendments                                    -         3,019
---------------------------------------------------------------
Balance at end of year                  $48,010       $49,303
===============================================================

                                           Plan Assets
                                    ---------------------------
                                         1999          1998
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $9,603        $9,455
Actual return on plan assets            1,525            54
Employer contributions                  1,245         1,162
Benefits paid                          (1,177)       (1,068)
---------------------------------------------------------------
Balance at end of year                $11,196        $9,603
===============================================================

    The accrued postretirement costs recognized in the Balance Sheets were as follows:

                                       1999           1998
---------------------------------------------------------------
                                         (in thousands)
Funded status                         $(36,814)      $(39,700)
Unrecognized transition
  obligation                             4,723          5,079
Unrecognized prior
  service cost                           2,741          2,900
Unrecognized net loss                    2,620          8,187
Fourth quarter contributions               300              -
---------------------------------------------------------------
Accrued liability recognized
  in the Balance Sheets               $(26,430)      $(23,534)
===============================================================

Gulf Power Company 1999 Annual Report


    Components of the postretirement plan's net periodic cost were as follows:

                                    1999      1998      1997
---------------------------------------------------------------
Service cost                       $1,087     $  946    $  896
Interest cost                       3,261      3,123     2,845
Expected return on
      plan assets                    (794)      (717)     (641)
Transition obligation                 356        356       356
Prior service cost                    159        119         -
Recognized net loss                   264        128       184
---------------------------------------------------------------
Net postretirement cost            $4,333     $3,955    $3,640
===============================================================

   The weighted average rates assumed in the actuarial calculations for both the pension plan and postretirement benefits were:

                                       1999       1998
--------------------------------------------------------
Discount                               7.50%      6.75%
Annual salary increase                 5.00%      4.25%
Long-term return on plan
assets                                 8.50%      8.50%
--------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement benefit obligations was a weighted average medical care cost trend rate of 7.74 percent for 1999, decreasing gradually to 5.5 percent through the year 2005, and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 1999 as follows (in thousands):

                                     1 Percent     1 Percent
                                      Increase      Decrease
---------------------------------------------------------------
Benefit obligation                    $3,627          $(3,086)
Service and interest costs              $320            $(269)
===============================================================

Work Force Reduction Programs

The Company recorded costs related to work force reduction programs of $0.2 million in 1999, $2.8 million in 1998, and $1.4 million in 1997. The Company has also incurred its pro rata share for the costs of affiliated companies' programs. The costs related to these programs were $0.6 million for 1999, $0.2 million for 1998, and $1.3 million for 1997. The Company has expensed all costs related to these work force reduction programs.

3.   CONTINGENCIES AND REGULATORY
     MATTERS

Environmental Cost Recovery

In April 1993, the Florida Legislature adopted legislation for an Environmental Cost Recovery Clause (ECRC), which allows a utility to petition the FPSC for recovery of all prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. Such environmental costs include operation and maintenance expense, emission allowance expense, depreciation, and a return on invested capital.

   In January 1994, the FPSC approved the Company's initial petition under the ECRC for recovery of environmental costs. Initially, recovery under the ECRC was determined semi-annually. The FPSC approved annual recovery periods beginning with the October 1996 through September 1997 period. As of January 1999, the annual recovery period is on a calendar-year basis as approved by the FPSC in May 1998. Recovery includes a true-up of the prior period and a projection of the ensuing period. During 1999 and 1998, the Company recorded ECRC revenues of $11.6 million and $8.0 million, respectively.

   At December 31, 1999, the Company's liability for the estimated costs of environmental remediation projects for known sites was $5.7 million. These estimated costs are expected to be expended from 2000 through 2006. These projects have been approved by the FPSC for recovery through the ECRC discussed above. Therefore, the Company recorded $1.2 million in current assets and current liabilities and $4.5 million in deferred assets and deferred liabilities representing the future recoverability of these costs.

Environmental Litigation

On November 3, 1999, the Environmental Protection Agency (EPA) brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act

Gulf Power Company 1999 Annual Report


with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The Clean Air Act authorizes civil penalties of up to $27,500 per day, per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day.

   The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, including the five facilities mentioned previously and the Company's Plants Crist and Scherer. See Note 6 under "Joint Ownership Agreements" related to the Company's ownership interest in Georgia Power's Plant Scherer Unit No. 3. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. Southern Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place.

   An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

4.  CONSTRUCTION PROGRAM

The Company is engaged in a continuous construction program, the cost of which is currently estimated to total $106 million in 2000, $232 million in 2001, and $90 million in 2002. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 1999, significant purchase commitments were outstanding in connection with the construction program. The Company has budgeted $198.8 million for the years 2000 through 2002 for the estimated cost of a 574 megawatt combined cycle gas unit to be located in the eastern portion of its service area. The unit is expected to have an in-service date of June 2002. The Company will continue its construction program related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

    See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

5.  FINANCING AND COMMITMENTS

General

Current projections indicate that funds required for construction and other purposes, including compliance with environmental regulations, will be derived from operations; the sale of additional long-term unsecured debt, pollution control bonds, and preferred securities; bank notes; and capital contributions from Southern Company. In addition, the Company may issue additional long-term debt and preferred securities primarily for debt maturities and redemptions of higher-cost securities.

Bank Credit Arrangements

At December 31, 1999, the Company had $41.5 million of lines of credit with banks subject to renewal June 1 of each year, all of which remained unused. In addition, the Company has two unused committed lines of credit totaling $61.9 million that were established for liquidity support of its variable rate pollution control bonds. In connection with these credit lines, the Company has agreed to pay commitment fees and/or to maintain compensating balances with the banks. The compensating balances, which represent substantially all of the cash of the Company except for daily working funds and like items, are not legally restricted from withdrawal. In addition, the Company has bid-loan facilities with seven major money center banks that total $130 million, of which $50 million was committed at December 31, 1999.

Gulf Power Company 1999 Annual Report


Assets Subject to Lien

The Company's mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Total estimated long-term obligations at December 31, 1999 were as follows:

   Year                                           Fuel
   ---------                                 ----------------
                                              (in millions)
   2000                                                  $89
   2001                                                   70
   2002                                                   86
   2003                                                   90
   2004                                                   91
   2005 - 2026                                           508
   ----------------------------------------------------------
   Total commitments                                    $934
   ==========================================================

   In 1988, the Company made an advance payment of $60 million to a coal supplier under an arrangement to lower the cost of future coal purchased under an existing contract. This payment was fully amortized to expense on a per ton basis as of March 1998.

   In December 1995, the Company made another payment of $22 million to the same coal supplier under an arrangement to lower the cost of future coal and/or to suspend the purchase of coal under an existing contract for 25 months. This payment was fully amortized to expense on a per ton basis as of March 1998.

   The amortization expense of these contract renegotiations was recovered through the fuel cost recovery clause discussed under "Revenues and Regulatory Cost Recovery Clauses" in Note 1.

Lease Agreements

In 1989, the Company and Mississippi Power jointly entered into a twenty-two year operating lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was entered into for twenty-two years. Both of these leases are for the transportation of coal to Plant Daniel. At the end of each lease term, the Company has the option to renew the lease. In 1997, three additional lease agreements for 120 cars each were entered into for three years, with a monthly renewal option for up to an additional nine months.

   The Company, as a joint owner of Plant Daniel, is responsible for one half of the lease costs. The lease costs are charged to fuel inventory and are allocated to fuel expense as the fuel is used. The Company's share of the lease costs charged to fuel inventories was $2.8 million in 1999 and $2.8 million in 1998. The annual amounts for 2000 through 2004 are expected to be $2.1 million, $1.7 million, $1.7 million, $1.7 million, and $1.8 million, respectively, and after 2004 are expected to total $14.4 million.

6.  JOINT OWNERSHIP AGREEMENTS

The Company and Mississippi Power jointly own Plant Daniel, a steam-electric generating plant located in Jackson County, Mississippi. In accordance with an operating agreement, Mississippi Power acts as the Company's agent with respect to the construction, operation, and maintenance of the plant.

   The Company and Georgia Power jointly own Plant Scherer Unit No. 3. Plant Scherer is a steam-electric generating plant located near Forsyth, Georgia. In accordance with an operating agreement, Georgia Power acts as the Company's agent with respect to the construction, operation, and maintenance of the unit.

   The Company's pro rata share of expenses related to both plants is included in the corresponding operating expense accounts in the Statements of Income.

Gulf Power Company 1999 Annual Report


   At December 31, 1999, the Company's percentage ownership and its investment in these jointly owned facilities were as follows:

                                     Plant Scherer      Plant
                                       Unit No. 3       Daniel
                                      (coal-fired)   (coal-fired)
                                     -----------------------------
                                            (in thousands)
Plant In Service                        $185,714(1)     $231,041
Accumulated Depreciation                 $66,193        $113,687
Construction Work in Progress               $276          $2,621

Nameplate Capacity (2)
   (megawatts)                               205             500
Ownership                                     25%             50%
------------------------------------------------------------------

(1)  Includes net plant acquisition adjustment.
(2)  Total megawatt nameplate capacity:
       Plant Scherer Unit No. 3:  818
       Plant Daniel:  1,000

7.  LONG-TERM POWER SALES AGREEMENTS

The Company and the other operating affiliates have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The unit power sales agreements are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The capacity revenues from these sales were $19.8 million in 1999, $22.5 million in 1998, and $24.9 million in 1997. Declining capacity revenues are due primarily to the decline in net plant investment related to these sales. In addition, the decline in 1999 reflects a reduction in the authorized rate of return on the equity component of the investment.

   Unit power from specific generating plants of Southern Company is currently being sold to Florida Power Corporation (FPC), Florida Power & Light Company (FP&L), Jacksonville Electric Authority (JEA), and the City of Tallahassee, Florida. Under these agreements, 214 megawatts of net dependable capacity were sold by the Company during 1999. Sales will decrease to 209 megawatts per year in 2000 and remain at that level -- unless reduced by FP&L, FPC, and JEA for the periods after 2000 with a minimum of three years notice -- until the expiration of the contracts in 2010.

   Capacity and energy sales to FP&L, the Company's largest single customer, provided revenues of $24.3 million in 1999, $22.3 million in 1998, and $25.4 million in 1997, or 3.6 percent, 3.4 percent, and 4.1 percent of operating revenues, respectively.

8.  INCOME TAXES

At December 31, 1999, the tax-related regulatory assets to be recovered from customers were $25.3 million. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized allowance for funds used during construction. At December 31, 1999, the tax-related regulatory liabilities to be credited to customers were $49.7 million. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

   Details of the federal and state income tax provisions are as follows:

                                      1999         1998       1997
                                ------------------------------------
                                          (in thousands)
Total provision for income taxes:

Federal--
   Current                         $33,973      $31,746    $34,522
   Deferred --current year          16,776       18,485     19,297
            --reversal of
                prior years        (22,883)    (22,952)    (25,778)
--------------------------------------------------------------------
                                    27,866       27,279     28,041
--------------------------------------------------------------------
State--
   Current                           5,267        5,137      5,975
   Deferred --current year           2,474        2,745      2,868
            --reversal of
                prior years         (2,976)     (2,962)     (3,434)
--------------------------------------------------------------------
                                     4,765        4,920      5,409
--------------------------------------------------------------------
Total                              $32,631      $32,199    $33,450
====================================================================

   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

Gulf Power Company 1999 Annual Report


                                                    1999        1998
                                           --------------------------
                                                (in thousands)
Deferred tax liabilities:
   Accelerated depreciation                     $168,662    $155,833
   Property basis differences                      6,000      20,330
   Other                                          18,272      17,645
---------------------------------------------------------------------
Total                                            192,934     193,808
---------------------------------------------------------------------
Deferred tax assets:
   Federal effect of state deferred taxes          9,293       9,509
   Postretirement benefits                         8,456       7,644
   Other                                          12,526      10,702
---------------------------------------------------------------------
Total                                             30,275      27,855
---------------------------------------------------------------------
Net deferred tax liabilities                     162,659     165,953
Less current portion, net                           (117)       (165)
---------------------------------------------------------------------
Accumulated deferred income
  taxes in the Balance Sheets                   $162,776    $166,118
=====================================================================

   Deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation and amortization in the Statements of Income. Credits amortized in this manner amounted to $1.9 million in 1999, $1.9 million in 1998, and $2.2 million in 1997. At December 31, 1999, all investment tax credits available to reduce federal income taxes payable had been utilized.

   A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                      1999      1998     1997
                                    ----------------------------
Federal statutory rate                  35%       35%      35%
State income tax,
   net of federal deduction              4         4        4
Non-deductible book
   depreciation                          1         1        1
Difference in prior years'
   deferred and current tax rate        (2)       (2)      (1)
Other, net                               -        (2)      (4)
----------------------------------------------------------------
Effective income tax rate               38%       36%      35%
================================================================

   The Company and the other subsidiaries of Southern Company file a consolidated federal tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis.

9.  COMPANY OBLIGATED MANDATORILY
    REDEEMABLE PREFERRED SECURITIES

In January 1997, Gulf Power Capital Trust I (Trust I), of which the Company owns all of the common securities, issued $40 million of 7.625 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $41 million aggregate principal amount of the Company's 7.625 percent junior subordinated notes due December 31, 2036.

   In January 1998, Gulf Power Capital Trust II (Trust II), of which the Company owns all of the common securities, issued $45 million of 7.0 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust II are $46 million aggregate principal amount of the Company's 7.0 percent junior subordinated notes due December 31, 2037.

   The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of payment obligations with respect to the preferred securities of Trust I and Trust II. Trust I and Trust II are subsidiaries of the Company, and accordingly are consolidated in the Company's financial statements.

10.  SECURITIES DUE WITHIN ONE YEAR

A summary of the improvement fund requirement and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                                1999        1998
                                           ----------------------
                                                 (in thousands)
Bond improvement fund requirement               $850     $   850
Less portion to be satisfied by
   certifying property additions                 850         850
-----------------------------------------------------------------
Cash requirement                                   -           -
Maturities of first mortgage bonds                 -           -
Current portion of other long-term
   debt                                            -      27,000
-----------------------------------------------------------------
Total                                           $  -     $27,000
=================================================================

   The first mortgage bond improvement fund requirement amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control revenue bond obligations. The requirement may be satisfied by depositing

Gulf Power Company 1999 Annual Report


cash, reacquiring bonds, or by pledging additional property equal to 1 and 2/3 times the requirement.

11.  COMMON STOCK DIVIDEND
     RESTRICTIONS

The Company's first mortgage bond indenture contains various common stock dividend restrictions which remain in effect as long as the bonds are outstanding. At December 31, 1999, retained earnings of $127 million were restricted against the payment of cash dividends on common stock under the terms of the mortgage indenture.

12.  QUARTERLY FINANCIAL DATA (Unaudited)

Summarized quarterly financial data for 1999 and 1998 are as follows:

                                                        Net Income
                                                    After Dividends
                         Operating     Operating       on Preferred
Quarter Ended             Revenues        Income              Stock
--------------------------------------------------------------------
                                     (in thousands)
March 1999                $134,506       $15,665            $ 4,799
June 1999                  166,815        29,253             13,226
September 1999             218,264        54,429             28,582
December 1999              154,514        19,815              7,060

March 1998                $140,950       $19,387            $ 6,853
June 1998                  177,130        33,232             13,364
September 1998             199,377        49,837             26,989
December 1998              133,061        19,898              9,315
--------------------------------------------------------------------

   The Company's business is influenced by seasonal weather conditions and the timing of rate changes, among other factors.

ELECTED FINANCIAL AND OPERATING DATA 1995-1999
Gulf Power Company 1999 Annual Report

-------------------------------------------------------------------------------------------------------------------------------
                                                          1999            1998            1997            1996            1995
-------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                      674,099        $650,518        $625,856        $634,365        $619,077
Net Income after Dividends
  on Preferred Stock (in thousands)                    $53,667         $56,521         $57,610         $57,845         $57,154
Cash Dividends
  on Common Stock (in thousands)                       $61,300         $57,200         $64,600         $58,300         $46,400
Return on Average Common Equity (percent)                12.63           13.20           13.33           13.27           13.27
Total Assets (in thousands)                            308,495      $1,267,901      $1,265,612      $1,308,366      $1,341,859
Gross Property Additions (in thousands)                $69,798         $69,731         $54,289         $61,386         $63,113
-------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                    422,313        $427,652        $428,718        $435,758        $436,242
Preferred stock                                          4,236           4,236          13,691          65,102          89,602
Company obligated mandatorily
  redeemable preferred securities                       85,000          85,000          40,000               -               -
Long-term debt                                         367,449         317,341         296,993         331,880         323,376
-------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)          878,998        $834,229        $779,402        $832,740        $849,220
===============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                       48.0            51.3            55.0            52.3            51.4
Preferred stock                                            0.5             0.5             1.8             7.8            10.5
Company obligated mandatorily
  redeemable preferred securities                          9.7            10.2             5.1               -               -
Long-term debt                                            41.8            38.0            38.1            39.9            38.1
-------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)            100.0           100.0           100.0           100.0           100.0
===============================================================================================================================
Security Ratings:
First Mortgage Bonds -
    Moody's                                                A1              A1              A1               A1              A1
    Standard and Poor's                                    AA-             AA-             AA-              A+              A+
    Duff & Phelps                                          AA-             AA-             AA-             AA-              A+
Preferred Stock -
    Moody's                                                 a2              a2              a2              a2              a2
    Standard and Poor's                                     A-               A               A               A               A
    Duff & Phelps                                           A               A+              A+              A+               A
Unsecured Long-Term Debt -
    Moody's                                                 A2              A2              A2               -               -
    Standard and Poor's                                      A               A               A               -               -
    Duff & Phelps                                           A+              A+              A+               -               -
===============================================================================================================================
Customers (year-end):
Residential                                            315,240         307,077         300,257         291,196         283,421
Commercial                                              47,728          46,370          44,589          43,196          41,281
Industrial                                                 267             257             267             278             278
Other                                                      319             268             264             162             134
-------------------------------------------------------------------------------------------------------------------------------
Total                                                  363,554         353,972         345,377         334,832         325,114
===============================================================================================================================
Employees (year-end):                                    1,339           1,328           1,328           1,384           1,501
-------------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL AND OPERATING DATA 1995-1999 (continued)
Gulf Power Company 1999 Annual Report

------------------------------------------------------------------------------------------------------------------------------
                                                         1999            1998            1997            1996            1995
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                         $ 277,311        $276,208       $ 277,609       $ 285,498       $ 276,155
Commercial                                            165,871         160,960         164,435         164,181         159,260
Industrial                                             67,404          69,850          77,492          78,994          81,606
Other                                                   2,174           2,100           2,083           2,056           1,993
------------------------------------------------------------------------------------------------------------------------------
Total retail                                          512,760         509,118         521,619         530,729         519,014
Sales for resale  - non-affiliates                     62,354          61,893          63,697          63,201          60,413
Sales for resale  - affiliates                         66,110          42,642          16,760          17,762          18,619
------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity              641,224         613,653         602,076         611,692         598,046
Other revenues                                         32,875          36,865          23,780          22,673          21,031
------------------------------------------------------------------------------------------------------------------------------
Total                                                $674,099        $650,518        $625,856        $634,365        $619,077
==============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                         4,471,118       4,437,558       4,119,492       4,159,924       4,014,142
Commercial                                          3,222,532       3,111,933       2,897,887       2,808,634       2,708,243
Industrial                                          1,846,237       1,833,575       1,903,050       1,808,086       1,794,754
Other                                                  19,296          18,952          18,101          17,815          17,345
------------------------------------------------------------------------------------------------------------------------------
Total retail                                        9,559,183       9,402,018       8,938,530       8,794,459       8,534,484
Sales for resale  - non-affiliates                  1,561,972       1,341,990       1,531,179       1,534,097       1,396,474
Sales for resale  - affiliates                      2,511,983       1,758,150         848,135         709,647         759,341
------------------------------------------------------------------------------------------------------------------------------
Total                                              13,633,138      12,502,158      11,317,844      11,038,203      10,690,299
==============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                              6.20            6.22            6.74            6.86            6.88
Commercial                                               5.15            5.17            5.67            5.85            5.88
Industrial                                               3.65            3.81            4.07            4.37            4.55
Total retail                                             5.36            5.41            5.84            6.03            6.08
Sales for resale                                         3.15            3.37            3.38            3.61            3.67
Total sales                                              4.70            4.91            5.32            5.54            5.59
Residential Average Annual
  Kilowatt-Hour Use Per Customer                       14,318          14,577          13,894          14,457          14,148
Residential Average Annual
  Revenue Per Customer                                $888.01         $907.35         $936.30         $992.17         $973.35
Plant Nameplate Capacity
  Ratings (year-end) (megawatts)                        2,188           2,188           2,174           2,174           2,174
Maximum Peak-Hour Demand (megawatts):
Winter                                                  2,085           2,040           1,844           2,136           1,732
Summer                                                  2,161           2,146           2,032           1,961           2,040
Annual Load Factor (percent)                             55.2            55.3            55.5            51.4            53.0
Plant Availability Fossil-Steam (percent):               87.2            87.6            91.0            91.8            84.0
------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                     89.8            89.2            87.1            87.8            86.8
Oil and gas                                               2.5             2.0             0.4             0.5             0.4
Purchased power -
  From non-affiliates                                     5.9             5.5             3.5             2.7             4.0
  From affiliates                                         1.8             3.3             9.0             9.0             8.8
------------------------------------------------------------------------------------------------------------------------------
Total                                                   100.0           100.0           100.0           100.0           100.0
==============================================================================================================================